Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	Jane Petrino
(650) 266-1407	212-845-4274
doyle@renovis.com	jane.petrino@eurorscg.com

Renovis Announces the Departure of Chief Medical Officer

Randall W. Moreadith, M.D., Ph.D.

— Company Also Reports Option Grants Under NASDAQ Rule 4350 —

South San Francisco, California, November 22, 2005 — Renovis, Inc. (Nasdaq: RNVS) today announced that its Chief Medical Officer, Randall W. Moreadith, M.D., Ph.D., will leave the company effective December 16, 2005. Renovis did not announce immediate plans for replacement of the position.

“We are grateful to Randall for his leadership in completing multiple clinical trials for drug candidates that were under development by Renovis during his tenure, and wish him well in his future endeavors,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer.

Renovis also announced today that in accordance with NASDAQ Marketplace Rule 4350, it issued new inducement stock options to two non-executive employees hired during November 2005 to join the company’s drug discovery efforts. The inducement stock options, covering an aggregate 4,100 shares of common stock, were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv). These options are classified as non-qualified stock options and were granted with Renovis’ standard stock option terms, including a 10-year term and four-year vesting, at exercise prices equal to the fair market value on the date of grant.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, CEROVIVE® (NXY-059), is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. CEROVIVE (NXY-059), an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. Our research and development programs focus on major medical needs in the areas of neuroprotection and pain. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors, which could cause actual results or events to differ materially from the forward-looking statements that we make, are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 14, 2005. We do not assume any obligation to update any forward-looking statements.

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